Exhibit 99.j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated February 23, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Report to Shareholders of the Credit Suisse Trust Commodity Return Strategy Portfolio, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

April 16, 2015

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us